CapLease, Inc. and Subsidiaries
Ratio of Earnings to Fixed Charges

	Three Months Ended March 31,
(dollars in thousands)	2011	2010
Earnings:
Net loss	$(1,506)	$(2,095)
Interest expense	20,453	21,727
Portion of rental expense representing interest	30	40
Total earnings	$18,976	$19,672

Fixed Charges:
Interest expense	$20,453	$21,727
Portion of rental expense representing interest	30	40
Total	$20,483	$21,766

Ratio of Earnings to Fixed Charges	0.93	0.90

CapLease, Inc. and Subsidiaries

Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends

	Three Months Ended March 31,
(dollars in thousands)	2011	2010
Earnings:
Net loss	$(1,506)	$(2,095)
Interest expense	20,453	21,727
Portion of rental expense representing interest	30	40
Total earnings	$18,976	$19,672

Combined Fixed Charges and Preference Dividends:
Interest expense	$20,453	$21,727
Portion of rental expense representing interest	30	40
Preferred Stock Dividends	1,627	741
Total	$22,110	$22,508

Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends	0.86	0.87